Exhibit 10.3

PERMIAN RESOURCES CORPORATION 2016 LONG TERM INCENTIVE PLAN
AMENDED AND RESTATED
PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
On the Grant Date set forth below, Permian Resources Corporation (the “Company”) granted to the participant listed below (“Participant”) performance-based Restricted Stock Units (the “PSUs”) described within the original Performance Restricted Stock Unit Grant Notice (the “Original Grant Notice”), which also incorporated by reference the terms and conditions of the 2016 Long Term Incentive Plan (as amended and/or restated from time to time, the “Plan”) of the Company and the Performance Restricted Stock Unit Agreement (the “Original Agreement”).
The Company and the Participant now desire to make certain amendments to that Original Grant Notice and the Original Agreement which are evidenced by the amendment and restatement of both such documents.
Capitalized terms not specifically defined in this Amended and Restated Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them within the Plan. Effective as of the Amendment Date set forth below, the PSUs held by the Participant are hereby amended and restated as set forth within this Grant Notice and Amended and Restated Performance Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), subject to all terms and conditions of the Plan. The Plan and the Agreement are incorporated into this Grant Notice by reference.

Participant:	[●]
Grant Date:	September 1, 2022
Amendment Date:	August 5, 2024
Performance Period:	September 1, 2022 through December 31, 20[●]
Target Number of PSUs:	[●]
By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

PERMIAN RESOURCES CORPORATION	PARTICIPANT

By:
Name:
Title:

Exhibit A
AMENDED AND RESTATED
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1    Award of PSUs and Dividend Equivalents.
(a)    The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Administrator, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to receive any Shares or cash in respect of this Award until the time (if ever) the PSUs have vested and become eligible for settlement.
(b)    The Company hereby grants to Participant, with respect to each Earned PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable Earned PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2    Incorporation of Terms of Plan. The PSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3    Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture.
(a)    Vesting Requirements. Subject to Sections 2.1(c) or 2.1(d) below, in order for the PSUs (and associated Dividend Equivalents) to be settled in accordance with Section 2.2 of this Agreement, (a) the Participant must be continuously employed from the Grant Date until September 1, 2025 (such period to be referred to as the “Service Period”), and (b) the Company’s achievement of the performance conditions set forth in Appendix A must be satisfied at a level resulting in at least a minimum payout. The PSUs that become earned pursuant to the satisfaction of both clauses of this Section 2.1(a) shall be referred to herein as the “Earned PSUs.”
(b)    Target Levels and Performance Certification. The PSUs will be earned, if at all, at a level of between 0% and 300% of the Target Number of PSUs specified in the Grant Notice (the “Target Number of PSUs”) based on the Company’s achievement of the performance conditions set forth in Appendix A for the Performance Period set forth in the Grant Notice (the “Performance Period”). When practicable following the completion of the Performance Period, but in no event later than February 15, 20[●], the Administrator shall determine the extent to which the performance conditions set forth in Appendix A have been satisfied (such date of determination, the “Final Determination Date”). Any fraction of a PSU that would otherwise be vested will be rounded to the nearest whole PSU. Any PSUs that do not become Earned PSUs due to the lack of achievement of performance conditions will immediately and automatically be cancelled and forfeited without consideration as of the Final Determination Date. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
(c)    Termination of Service. In the event of Participant’s Termination of Service that is not also part of a CIC Qualifying Termination (defined below), the PSUs will be treated as follows:
(i)    Prior to the end of the Service Period. If the applicable Termination of Service is for any reason other than death or Disability prior to the end of the Service Period, all PSUs that have not become Earned PSUs will immediately and automatically be cancelled and forfeited. In the event of Participant’s applicable Termination of Service due to death or Disability prior to the end of the Service Period, a pro-rata portion of the PSUs shall remain outstanding and shall be deemed to constitute Earned PSUs on the Final Determination Date based on actual performance calculated over the Performance Period. The pro-rata adjustment applicable to the PSUs pursuant to this paragraph will be based on the number of calendar months that have elapsed during the Performance Period prior to and including the calendar month in which the termination date occurs.
(ii)    On or Following the Service Period. If the applicable Termination of Service occurs on or following the last day of the Service Period, all PSUs shall remain outstanding and shall be deemed to constitute Earned PSUs on the Final Determination Date based on actual performance calculated over the Performance Period.
(d)    Application of Severance Plan to PSUs.
(i)    Centennial-Colgate Transaction. Notwithstanding the generality of the Company’s Third Amended and Restated Severance Plan (as amended to date, the “Severance Plan”), the PSUs shall not be eligible to accelerate and vest in connection with a Qualifying Termination (as such term is defined in the Severance Plan) relating to that certain business combination transaction between Centennial Resource Production, LLC and Colgate Energy Partners III, LLC, which closed on September 1, 2022 (the “Centennial-Colgate Transaction”).

(ii)    Other Transactions. In the event that the Participant’s Termination of Service constitutes a CIC Qualifying Termination (as such term is defined within the Severance Plan) in relation to any Change in Control transaction that is not the Centennial-Colgate Transaction, the PSUs shall be deemed to constitute Earned PSUs based on actual performance calculated by the Administrator as if the applicable termination date was the last day of the Performance Period (adjusting all defined terms set forth in Appendix A as necessary for the shortened Performance Period). Notwithstanding the timing of payment otherwise set forth in Section 2.2 below, for any PSUs that become Earned PSUs pursuant to this paragraph, the Earned PSUs and Dividend Equivalents (including any Dividend Equivalent Account balances) will be paid in Shares or cash (at the Administrator’s option) within the thirty (30) day period immediately following the Participant’s applicable termination date. Other than the timing of payment set forth within this paragraph, all other settlement provisions set forth in Section 2.2 below shall continue to apply to the PSUs that become Earned PSUs pursuant to this paragraph.
(iii)    Provisions of this Agreement to the contrary notwithstanding, to the extent the provisions of the Severance Plan provide additional benefits affecting the PSUs or this Agreement, such provisions shall control over inconsistent provisions of this Agreement; provided, however, that in no event shall the provisions of the Severance Plan be applied contrary to this Agreement if such application would result in a violation of Section 409A, including the provisions of Treasury Regulation Section 1.409A-3(c).

2.2    Settlement.
(a)    Unless otherwise set forth above, Earned PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash (at the Administrator’s option) between January 1, 20[●] and March 1, 20[●]. Notwithstanding the foregoing, it will not be a violation of this Agreement if the Company makes the applicable payments that may become due pursuant to this Agreement during any period of time permitted by Section 409A, and the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(b)    If an Earned PSU is paid in cash, the amount of cash paid with respect to each Earned PSU will equal the Ending Price (as defined in Appendix A), less applicable withholdings. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent Account balance will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Ending Price (as defined in Appendix A).
(c)    Notwithstanding anything to the contrary in this Agreement, this Award may only be settled in Shares to the extent Shares are then available for issuance in respect of the Award under the terms of the Plan.

ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding.
(a)    The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Section 409A Provisions.
(a)    General. The Company intends that this Award shall be structured to be compliant with Section 409A, such that no adverse tax consequences, interest or penalties under Section 409A apply to the Award. Notwithstanding anything in the Plan or this Agreement to the contrary, the Administrator may, without the Participant’s consent, amend this Award, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of this Award, including any such actions intended to comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after the Award’s Grant Date. The Company makes no representations or warranties as to this Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section 4.2 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to this or any other Award and will have no liability to the Participant or any other person if the Award, compensation or other benefits provided pursuant to this Agreement are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)    Separation from Service. If this Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of the Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)    Payments to Specified Employee. Notwithstanding any contrary provision in this Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under this Award to the Participant at a time when the Participant is deemed to be a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid on the first business day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under this Agreement payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made within this Agreement.
4.3    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.9    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.11    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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Appendix A
Performance Goals
The performance measures for the PSU award are (a) the Company’s total shareholder return (“TSR”) compared to the TSR of a group of peer companies and one exchange-traded index fund over the Performance Period and (a) the Company’s absolute annualized TSR over the Performance Period. TSR combines share price appreciation and dividends paid to show the total return to the shareholder.
TSR will be expressed as a percentage equal to (a) (1) the Ending Price plus dividends with a record date during the Performance Period minus (2) Beginning Price, divided by (b) Beginning Price. For purposes of this Appendix A, “Beginning Price” means the average Fair Market Value of a Share during the 20 consecutive trading days ending on and including the first day of the Performance Period, and “Ending Price” means the average Fair Market Value of a Share during the 20 consecutive trading days ending on and including the last day of the Performance Period. These calculations are used instead of the actual closing price on the given date to smooth volatility in the stock price and avoid single-day fluctuations.
Peer Group
The following 11 companies and one exchange-traded index fund are included in the Company’s peer group for purposes of this Award:

Callon Petroleum Company	Laredo Petroleum, Inc.
Diamondback Energy, Inc.	Magnolia Oil & Gas Corporation
Chord Energy Corporation	Matador Resources Company
Civitas Resources, Inc.	PDC Energy, Inc.
Earthstone Energy, Inc.	SM Energy Company
HighPeak Energy, Inc.	SPDR S&P Oil & Gas Exploration & Production ETF (XOP)

Should a peer company cease to exist as a separate publicly traded company during the Performance Period due to bankruptcy, it will nonetheless remain as a member of the Company’s peer group for purposes of the payout calculation described below and the Company shall be ranked higher than such peer company for purposes of the payout calculation. Should a peer company cease to exist as a separate publicly traded company during the Performance Period due to a merger, acquisition or other similar transaction, or should shares of the SPDR S&P Oil & Gas Exploration & Production ETF cease to be publicly traded during the Performance Period, it will be automatically removed from the peer group list and the number of PSUs earned will be determined based on the Company’s percentile rank among the resulting peer group.
Payout Calculation
At the end of the Performance Period, the number of PSUs earned will be equal to (a) the Target Number of PSUs multiplied by (b) the Relative TSR Multiplier (defined below) multiplied by

(c) the Absolute TSR Multiplier (defined below). The Relative TSR Multiplier and the Absolute TSR Multiplier are both expressed as percentages and, after both multipliers have been applied, the number of PSUs earned, if at all, will be at a level between 0% and 300% of the Target Number of PSUs.
Relative TSR Multiplier
The Relative TSR Multiplier is determined based on the Company’s TSR relative to the Company’s peer group over the Performance Period. The Company’s TSR is ranked among the peers and the percentile rank is calculated, based on the Company’s position in the ranking, as the percentage of members of the peer group (including the Company and as the peer group is constituted on the final day of the Performance Period) with a ranking that is greater than or equal to the Company’s ranking (i.e., with a TSR that is less than or equal to the Company’s TSR). The Relative TSR Multiplier will be determined based on the Company’s TSR Percentile Ranking, with linear interpolation between any specified TSR Percentile Ranking set forth in the table below; provided, however, that the Relative TSR Multiplier shall equal 0% if the Company’s TSR Percentile Ranking is below 15%.

TSR Percentile Ranking	Relative TSR Multiplier
≥ 85%	200%
50%	100%
15%	15%
≤ 15%	0%

Absolute TSR Multiplier
The Absolute TSR Multiplier is determined based on the Company’s absolute annualized TSR over the Performance Period in accordance with the table below, with linear interpolation between any of the specified levels in the table; provided, however, that the Absolute TSR Multiplier shall equal 50% if the Company’s absolute annualized TSR is less than or equal to 0%.

Absolute Annualized TSR	Absolute TSR Multiplier
≥ 20%	150%
15%	125%
10%	100%
5%	75%
≤ 0%	50%

Adjustments for Extraordinary Events
Notwithstanding the foregoing, if the Administrator determines that due to a reduction in the size of the peer group or other unusual, extraordinary or nonrecurring transactions or events materially affecting the Award, an adjustment in the peer group, the payment schedule and/or other terms of the Award is necessary or appropriate to avoid the dilution or enlargement of the benefits or potential benefits intended to be made available under the Award, the Administrator may adjust the peer group (including by removing constituent companies, substituting new constituent companies for existing constituent companies or selecting new constituent companies to replace withdrawn constituent companies), the payment schedule and/or such other terms of the Award in such a manner as the Administrator determines in good faith to be equitable to reflect such transactions or events. As used in the prior sentence, “constituent companies” includes indices such as the SPDR S&P Oil & Gas Exploration & Production ETF (XOP).
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